                                                                    EXHIBIT 10.9

                                                                         Amended
                                                                  August 4, 2000



                                   HPSC, Inc.
                                 60 State Street
                           Boston, Massachusetts 02109


                                                                  April 23, 1998
                                                                  (as amended on
                                                                 August 4, 2000)

Rene Lefebvre
HPSC, Inc.
60 State Street
Boston, MA  02109


Dear Rene:

     On behalf of the Board of Directors, I am pleased that you have accepted our offer to continue to serve as Chief Financial Officer of HPSC, Inc. (the "Company"). This agreement will formally record the arrangements to which we agreed. I would appreciate your noting your acceptance of these terms and returning a copy to me as soon as possible.

     1. You have served as the Company's Chief Financial Officer since May 19, 1994, reporting to the Chairman and Chief Executive Officer. You will adhere to policies established by the Chairman and Chief Executive Officer and by the Board of Directors.

     2. Your annual base salary will be established by the Compensation Committee of the Board of Directors ( the "Compensation Committee") on an annual basis but it shall not be less than $170,000 paid in accordance with our normal payroll practices. The Compensation Committee has developed a performance-based incentive compensation plan ("Incentive Plan") for key management based on earnings, working capital management and achieving strategic objectives. The Incentive Plan is designed to reward members of key management for achieving superior results. You shall be eligible to receive awards under the Incentive Plan, as determined annually by the Compensation Committee.

     3. You will be eligible for the fringe benefit plans applicable to the Company's key employees, including the Company's Employee Stock Ownership Plan. The Company will provide you with an appropriate automobile. You will be entitled to take four (4) weeks' vacation annually.

     4. You will be eligible for awards under the Company's 2000 Stock Incentive Plan, as it may be amended from time to time, and under any subsequent similar plans, as determined by the Compensation Committee.

     5. While you are an employee of the Company you will devote your full working time and your best efforts to its business. After your employment ends, you will not in any manner compete with the Company's business or be employed by a competitor of the Company while you are receiving severance payments. At all times during your employment and thereafter you will maintain the confidence of the trade secrets and other confidential and proprietary information of the Company and you will not use any such information for any purpose other than the business of the Company. For a period of one year after the end of your employment, you will not make any offers of employment to any employees of the Company.

     6. This agreement will continue until April 23, 2001. Thereafter, it will automatically renew from year to year unless you or the Company give notice of an intention not to renew sixty (60) days in advance of any expiration date. You or the Company may terminate your employment and this agreement at any time for any reason on thirty (30) days' notice, except that the Company may terminate you for cause (as defined in Exhibit A) without notice. Except as provided in Paragraph 7, you will receive monthly severance payments, equal to your monthly salary on the date your employment ends, as follows:

     i. None, if you are terminated for cause, if you give notice of your intention not to renew your employment agreement, or if you terminate your employment at any other time;

     ii. Six months, if the Company gives notice of its intention not to renew your employment agreement; and

     iii. Twelve months, if the Company otherwise terminates your employment.


You will also be entitled to your normal employee benefits during such time period.

     7.   A.   In the event a "Change of Control" (as defined in Exhibit A)
occurs and during the three (3) year period thereafter:

          (x) your employment is terminated by the Company for any reason other than "for cause" (as defined in Exhibit A); or

          (y) you terminate your employment due to a Change in Your Employment (as defined in Exhibit A) made by the Company,

the following will apply as of the date that the termination described in either
(x) or (y) above occurs:

          (i) you will receive an amount equal to the average of your total compensation from the Company which was includable in your gross income for federal income tax purposes (as reported on IRS Form W-2) for each of the preceding five (5) calendar years ending before the date of the Change of Control (or if you have not been employed for five (5) years for such lesser period as you have been employed, with your compensation to be annualized for any portion of a calendar year of your employment that is shorter than twelve months) multiplied by 2.99, provided, however, that you may choose, in your discretion, to receive a lesser amount than you are entitled to receive under this Section 7A(i) if after consultation with the Compensation Committee you determine that it is in your best interests to accept a lesser amount;

          (ii) the non-compete provisions of paragraph 5 will no longer apply to you;

          (iii) your stock options and restricted stock awards, to the extent not already vested, will entirely vest; and

          (iv) your normal employee benefits will be payable for the next twelve (12) months.

          B. In the event a "Change of Control" (as defined in Exhibit A) occurs and during the three (3) year period thereafter you terminate your employment for any reason other than a "Change in Your Employment" (as defined in Exhibit A) by the Company, the following will apply as of the date of termination:

          (i) you will receive your base monthly pay for the next twelve (12) months plus an additional monthly payment equal to the maximum incentive compensation you would have earned for the next twelve
               (12) months; and

          (ii) your normal employee benefits will be payable for the next twelve
               (12) months.

          C. In the event a "Change of Control" (as defined in Exhibit A) occurs and during the three (3) year period thereafter your employment is terminated by the Company "for cause" (as defined in Exhibit A), the Company's only liability to you will be to pay any arrearages of salary or bonus as of the date of termination.

     8. This Agreement may not be changed orally but only a written agreement signed by you and an authorized representative of the Company. If any provision of this agreement is found by a court to be unenforceable, the remaining provisions shall continue in effect. This agreement will be governed by Massachusetts law.

     9. The Company shall (a) indemnify you for fees and expenses incurred in successfully enforcing against the Company your rights under this Agreement, and
(b) pay your expenses incurred in enforcing your rights under this Agreement, in advance of a final disposition of the action relating to such enforcement, upon receipt of your undertaking to repay the amount advanced if the Company prevails upon the final disposition of such action.

     10.

      A.   The following definitions are used in this paragraph 10.

          "Code" means the Internal Revenue Code of 1986, as amended, and regulations and proposed regulations thereunder.

          "Excise Tax" means the excise tax imposed by Code Section 4999.

          "Gross-Up Payment" means the additional amount to be paid by the Company under this Agreement, as determined by paragraph (b) of this section.

          "Payment" means any payment or benefit received or to be received by or on behalf of the Executive pursuant to the terms of this Agreement or received or to be received by or on behalf of the Executive pursuant to any plan or arrangement or other agreement with the Company (or any affiliate of the Company pursuant to the provisions of Code Section 280G(d)(5)).

          "Tax Counsel" means the tax counsel selected by the Company and reasonably acceptable to the Executive.

      B. In the event that any Payment is (or is determined by Tax Counsel to be) subject to the Excise Tax, the Company shall pay to or on behalf of the Executive at the time specified in paragraph (c) of this section, a Gross-Up Payment determined such that the net amount retained by the Executive, after deduction of (i) the Excise Tax on all Payments, and (ii) any federal, state and local income tax and Excise Tax upon the Gross-Up Payments provided for by this paragraph (b), and (iii) any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total present value (determined at a discount rate of 7% compounded annually) of all of the Payments at the time such Payments are to be made. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) (I) the total amount of the Payments shall be treated as "Parachute Payments" within the meaning of Code Section 280G(b)(2), and (II) all "Excess Parachute Payments" within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of Tax Counsel, a Payment (in whole or in part) does not constitute a "Parachute Payment" within the meaning of Code Section 280G(b)(2), or such "Excess Parachute Payments" (in whole or in part) are not subject to the Excise Tax, (ii) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Payments or (II) the amount of "Excess Parachute Payments" within the meaning of Code
Section 280G(b)(1) (after applying clause (i) hereof), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Code Sections 280G(d)(3) and
(4). For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of his or her residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rate.

      C. The Gross-Up Payments provided for in paragraph (b) of this section shall be made upon the earlier of (i) the payment to the Executive of any Payment or (ii) the imposition upon or payment by the Executive of any Excise Tax. Notwithstanding the foregoing, to the extent that the Company or Tax Counsel determines that the Excise Tax or any portion of any Gross-Up Payment is required to be withheld from the compensation of the Executive and to be deposited with the applicable federal, state and local tax authorities, the Company shall increase the amount of the Executive's compensation by the required amount of such withholding, and then shall withhold and pay all such required withholding taxes to the appropriate tax authorities, and upon doing so shall be deemed to have met the payment requirements of this paragraph. For purposes of this section, if anyone other than the Executive is subjected to the Excise Tax with respect to any Payments, such person shall be entitled to the same Gross-Up Payments with respect to such Payment that the Executive would have been entitled to under this section.

      D. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax is less than the amount taken into account under paragraph (b) of this section, the Executive (or other payee, as the case may be) shall repay to the Company within five days of his or her receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by him or her if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by him or her on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax exceeds the amount taken into account under paragraph (b) of this section (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five days of the Company's receipt of notice of such final determination or opinion.


                                               Sincerely,

                                               HPSC, Inc.


                                               By: /s/ John W. Everets
                                                   -----------------------------
                                                   John W. Everets
                                                   Chairman and Chief Executive
                                                    Officer


ACCEPTED:


/s/ Rene Lefebvre
----------------------------
Rene Lefebvre

                                    EXHIBIT A

                                   DEFINITIONS


1.   DEFINITION OF "CHANGE IN CONTROL"

          A "Change in Control" has the meaning set forth in the Company's 1998 Stock Incentive Plan, as amended to the date hereof.

2.   DEFINITION OF "CHANGE IN YOUR EMPLOYMENT"

     A "Change in Your Employment" by the Company which would entitle you to terminate and receive benefits in accordance with Section 7 hereof would be:

          (i) Diminution in your duties and responsibilities so that you are no longer Chief Financial Officer of the Company; or
          (ii)  reduction in pay or benefits; or
          (iii) forced relocation outside of the greater Boston area.

3.   DEFINITION OF "CAUSE"

     "Cause" which would entitle the Company to terminate you would be:

          (i)  Your conviction of a crime involving moral turpitude; or
          (ii) Any act of dishonesty which is material to the business of the Company.